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                                                                   EXHIBIT 10.32

October 29, 1998


Mr. Richard Lawrence
Abrams, Rubaloff & Lawrence
8075 West Third Street #303
Los Angeles CA 90048

                              RE: MS. JANE SPARANGO

Dear Mr. Lawrence:

The following is to confirm the terms of our offer of employment with TEAM Communications Group, Inc. ("TEAM") to your client, Ms. Jane Sparango. The terms are as follows:

1.      Her title will be Vice President of Development and Production.

2. Her responsibilities will include development for the company in the specific areas of light entertainment, reality and nonfiction television. Furthermore, her responsibilities will include, but not be limited to, the development of properties for specials, acquiring existing or outside production material, and assistance in the sale and placement of such television projects at the networks, cable systems and syndicators and such other job related tasks that are assigned to her by TEAM's management. Her services in these areas will be exclusive to TEAM, with the exclusion of the series project known as "Adventure Quest."

3.      Term: Initial term, one (1) year, commencing November 9, 1998, with TEAM to have an option for one additional year, such option to be exercised no later than thirty (30) days prior to the expiration of the first year.

4.      Compensation:

        Salary to be as follows:


                From November 9, 1998 through February 12, 1999, at the salary rate of $85,000 per year, in equal weekly installments on the company's regularly scheduled pay period. From February 13, 1999, through the balance of the initial one year term, (and the option term, if exercised) will be at the salary rate of $100,000 per year in equal installments on the company's regularly scheduled pay period;

5.      She will further receive:

                Stock options at the anniversary date of her employment each year, at the discretion of the Board of Directors. Such stock options will vest ratably over the subsequent course of employment with terms no less favorable than granted to any other employees of similar status.


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Ms. Jane Sporango
October 29, 1998
Page 2



6. Additional Compensation: Upon the completion, delivery and acceptance of each project upon which she renders significant services, she will receive a bonus determined as follows:
        For each episode for a cable series: $250.00
        For each episode for a syndicated series: $500.00
        For each episode for a network (ABC, CBS, NBC, FOX or WB) series:
        $1000.00


7. She will be provided with a computer with Internet access, a shared assistant, office space, parking, reimbursement of all reasonable pre-approved business expenses, two weeks vacation per twelve months of employment and health insurance as it is provided to other comparable executives. Any travel required would be pursuant to Company standard policy for similar employee status and subject to pre-approval. It is anticipated that she will attend those trade shows at which the Company participates, which may include NATPE, MIP and/or MIPCOM. In the event of multiple day out of town travel, she will be provided with a prepaid airplane ticket, and a reasonable travel allowance advance.

8. Subject to third party approval, and content requirements (i.e., Canada) her on-air credit for projects produced under her auspices will be "Supervising Producer" for the first three (3) projects produced, and then "Co-Executive Producer" for all projects produced thereafter, with size and placement to be determined by TEAM.

9.      Results and Proceeds:

        All results and proceeds of her services to TEAM shall be deemed a "work made for hire" and the sole, exclusive and absolute property of TEAM for any and all purposes whatsoever in perpetuity.

10.     Confidentiality:

        She agrees that all proprietary information, trade secrets and internal operations of TEAM, including but not limited to the terms and conditions of this offer, shall remain confidential, except as necessity arises to have this agreement reviewed by attorneys, accountants or other professionals in the ordinary and usual course of business. She also expressly agree that this confidentiality provision will survive her employment, and continue to be binding upon her after her employment with TEAM.

11.     Termination for Cause:

        TEAM expressly reserves the right to terminate her employment for incompetence, intoxication, drug addiction, insubordination, and any violation of any rule or regulation
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Ms. Jane Sporango
October 29, 1998
Page 3



        that may be established from time to time for the conduct of TEAM's employees, for any failure of hers to perform any agreement, duty or obligation of her employment under this Agreement. If TEAM discharges her pursuant to the provisions of this section or for any reason referred to, TEAM shall have the right in its sole discretion to give her four weeks notice, or four weeks severance pay. There will not be any additional notice requirement or severance pay necessary if her employment is terminated as a result of the expiration of the term of her contract.

12. All other points not addressed herein shall be negotiated in good faith at the appropriate time.

Please review the above and have your client indicate her understanding, acceptance of, and agreement with all of the above terms and conditions by signing the attached copy of this letter and returning it to me. This letter will serve as our agreement until such time, if any, that it is replaced with a more formal document incorporating the above and other usual and customary terms and conditions.

Thank you.

Sincerely,


/s/ ERIC S. ELIAS
-------------------------------------
Eric S. Elias
Business Affairs

ESE/ja


AGREED AND ACCEPTED:



/s/ JANE SPARANGO                              Dated:
-------------------------------------                --------------------------
Jane Sparango

Social Security No.__________________